Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer Beasley Broadcast Group, Inc. 239/263-5000; email@bbgi.com	Joseph N. Jaffoni, Ratula Roy Jaffoni & Collins Incorporated 212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP TO ACQUIRE WJBR-FM IN

WILMINGTON, DELAWARE FOR $42 MILLION

- 50,000 Watt Adult Contemporary Station Reaches Four States -

NAPLES, Florida and WILMINGTON, Delaware, October 3, 2006 - Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, announced today that it has entered into a definitive asset purchase agreement with NextMedia Group, Inc. to acquire WJBR-FM 99.5 Mhz in Wilmington, Delaware for approximately $42 million. Wilmington is the nation’s 75th largest radio market when ranked by revenue.

The transaction, expected to close in the first quarter of 2007, is subject to FCC approval and other customary conditions to closing. Beasley Broadcast Group began operating the station under a local marketing agreement as of October 1, 2006. Beasley Broadcast Group intends to fund the purchase price with borrowings under its existing credit facility. Star Media Group and Bergner & Co. served as the brokers for the transaction.

George G. Beasley, Chairman and Chief Executive Officer of Beasley Broadcast Group, Inc., commented, “We expect that the acquisition of WJBR-FM will prove to be an attractive strategic and financial transaction. With a 50,000 watt signal, the station reaches listeners in Delaware, Pennsylvania, Maryland and New Jersey and represents a solid addition to our radio station portfolio and good complement to our existing Philadelphia station cluster. WJBR has a well-established adult contemporary format featuring Today’s Hits and Yesterday’s Favorites,’ serves the 25 - 54 year-old demographic and has developed strong listenership in office settings. In addition, WJBR-FM’s News Center brings listeners local news, sports and weather coverage and the area’s only daily local airborne traffic report.”

-more-

Beasley Broadcast Group, 10/3/06	page 2

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 42 stations (26 FM and 16 AM) located in ten large- and mid-size markets in the United States.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (SEC). Readers should note that these statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the loss of key personnel, a downturn in the performance of our large-market radio stations, the Company’s substantial debt levels, and changes in the radio broadcast industry generally. The Company’s or WJBR’s actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of October 03, 2006, and the Company undertakes no obligation to update the information contained herein to actual results or changes to the Company’s expectations.

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